EXHIBIT 99.2

Brookfield Capital Partners Ltd.
Brookfield Place
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3

April 29, 2015

Board of Directors
GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131

Re: Tender Offer for Shares of GrafTech International Ltd.

Gentlemen:

Since our letter dated March 18, 2015 to the Board of Directors (the “Board”) of GrafTech International Ltd. ("GrafTech" or the "Company") and with the cooperation and support of your team, we have invested substantial time and resources conducting a comprehensive due diligence investigation of the Company and its business and prospects towards a potential investment in or transaction with the Company. Our due diligence is now complete.

Brookfield Capital Partners Ltd. ("Brookfield" or “we”) is pleased to advise you that our diligence efforts have confirmed our view on value, our confidence in GrafTech's management team and our conviction that, although not without some risk, GrafTech's business plan is the right long-term strategy for the Company and its stockholders. We believe that Brookfield, as a well-capitalized, knowledgeable and experienced partner, can help GrafTech successfully implement its business plan and assure the Company's long-term prospects. Accordingly, Brookfield hereby proposes a tender offer for up to 100% of the Company’s outstanding common stock (the “Tender Offer”) pursuant to the terms set forth in Exhibit A attached hereto. We understand that the Board has unanimously approved this letter of intent (this "Letter"). We are also proposing to purchase certain convertible preferred stock of GrafTech (the “Preferred Share Purchase”) pursuant to a separate letter of intent between the Company and Brookfield (the “Share Purchase Letter”).

In consideration of the mutual covenants and agreements contained in this Letter and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Brookfield and GrafTech (collectively, the “Parties” and each, a “Party”) agree as follows:

1.    Tender Offer Definitive Documentation.

(a)    Tender Offer Purchase. Each of the Parties hereby agrees to use its commercially reasonable best efforts to prepare and negotiate all definitive documents, reasonably and in good faith, for the Tender Offer, in accordance with the terms set forth in Exhibit A within 30 days after execution hereof.

(b)    The Company is not aware of any material information regarding the Company or its prospects that it has not previously disclosed, either to the public or to Brookfield (subject to the Confidentiality Agreement between Brookfield and GrafTech dated as of March 20, 2015), or that it will disclose concurrently with the public disclosure of this Letter that would cause it to reconsider its interest in pursuing the Tender Offer or the terms or conditions thereof. Brookfield is not aware of any material information, including the information regarding management, results and outlook and the consequences of the transactions contemplated by the Tender Offer in relation to a change of control for purposes of equity and benefit plans, credit facilities, senior notes and senior subordinated notes, that would cause it to reconsider its interest in pursuing the Tender Offer or the terms or conditions thereof.

2.    Specific Performance. Each Party acknowledges that money damages for a breach of this Letter may be incalculable, that such a breach may cause irreparable harm to the other Party and that remedies at law may be inadequate or insufficient to protect the other Party against any such breach or any threatened breach of this Letter. Each Party agrees to the granting of injunctive relief in favor of the other Party in the event of any such breach or threatened breach without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for such breach or threatened breach, but shall be in addition to all other rights and remedies available at law, in equity or otherwise to the other Party. In the event of litigation relating to this Letter wherein a court of competent jurisdiction determines in a final, non-appealable order that this Letter has been breached by a Party, then such Party will reimburse the other Party for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred in connection with such litigation.

3.    Conditions to the Tender Offer.

(a)    In addition to the other terms and conditions set forth in this Letter and Exhibit A, consummation of the Tender Offer will be subject to execution and delivery of definitive agreements that are mutually acceptable to Brookfield and the Board and the satisfaction or waiver of any conditions set forth therein.

(b)    The Parties agree that consummation of the Tender Offer will not be subject to any financing condition.

4.    Exclusivity and No Shop.

(a)    For so long as this Letter shall remain in effect, GrafTech shall not, and shall cause each of its subsidiaries and its and their Representatives (as defined in the Confidentiality Agreement (as defined below)) not to, directly or indirectly (i) solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitutes or may reasonably be expected to lead to a Competing Proposal, (ii) furnish any information regarding GrafTech or any of its subsidiaries or provide any access to the properties, books and records of GrafTech or its subsidiaries to any person in connection with or in response to a Competing Proposal or an inquiry or indication of interest that may reasonably be expected to lead to a Competing Proposal, (iii) initiate, engage or participate in discussions with respect thereto (except for the limited purposes of notifying such person of the existence of the provisions of this Section 4(a)), or (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Competing Proposal (including any confidentiality agreement, letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not) constituting or related to or intended to, or that may reasonably be expected to lead to, a Competing Proposal, or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the Tender Offer. Without limiting the generality of the foregoing, GrafTech acknowledges and agrees that the violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of GrafTech or any of its subsidiaries, whether or not such Representative is purporting to act on behalf of GrafTech or any of its subsidiaries, shall be deemed to constitute a breach of this Section 4 by GrafTech.

(b)    For so long as this Letter shall remain in effect, GrafTech shall notify Brookfield promptly (but in no event later than twenty-four (24) hours) after receipt of (i) any inquiry or indication of interest relating to a Competing Proposal, (ii) a Competing Proposal (including or any modification of or an amendment to any Competing Proposal) or (iii) any request for nonpublic information relating to GrafTech or any of its subsidiaries (including access to the properties, books or records of GrafTech or any of its subsidiaries) by any person that has made, or to the knowledge of GrafTech, may be considering making, a Competing Proposal. Such notice to Brookfield shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing and the terms of any such Competing Proposal (or modification or amendment), inquiry, indication or request. GrafTech shall keep Brookfield fully informed on a current basis of any additional information requested of GrafTech and any changes in the status and any changes or modifications in the terms of any such Competing Proposal, inquiry, indication or request.

(c)    For so long as this Letter shall remain in effect, GrafTech shall and shall cause its subsidiaries to, and shall instruct and cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any person (other than Brookfield) conducted prior to the date of this Letter with respect to a Competing Proposal.

(d)    For so long as this Letter shall remain in effect, GrafTech shall not, and shall cause its subsidiaries not to, (i) release any person from, and agrees to use reasonable efforts to enforce, the confidentiality, standstill, non-solicitation or similar provisions of any agreement to which GrafTech or any of its subsidiaries is a party with respect to a Competing Proposal that remains in effect as of the date of this Letter and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Letter under any such provisions authorizing any person to make a Competing Proposal.

(d)    For purposes of this Letter, “Competing Proposal” means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of GrafTech, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of GrafTech and its subsidiaries representing 10% or more of the consolidated assets of GrafTech and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value, (c) issuance, sale or other disposition by GrafTech of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of GrafTech, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding GrafTech common stock or any class of equity securities of GrafTech, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to GrafTech which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of the subsidiaries) of GrafTech its subsidiaries taken as a whole (including equity securities of the subsidiaries), (f) any debt or equity financing transaction that would be competitive with or a substitute for the Tender Offer (including any refinancing of any securities of the Company’s senior subordinated notes) or (g) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

5.    Fees and Expenses. Except as otherwise provided herein, each Party will bear its own fees and expenses (including the fees and expenses of legal counsel,

accountants, investment bankers, brokers, or other representatives or consultants) incurred in connection with the transactions contemplated herein.

6.    Confidentiality; Publicity. This Letter and its terms are confidential and subject to the Confidentiality Agreement dated as of March 20, 2015 between the Parties (the “Confidentiality Agreement”). Without limiting the foregoing, neither the Company nor Brookfield will make any public announcement regarding the Tender Offer or the Preferred Share Purchase, or the existence or contents of this Letter or the Share Purchase Letter, without mutual consent, subject to requirements of law or regulatory bodies. The Parties intend to issue a mutually acceptable press release or press releases to announce the transactions contemplated hereby promptly after the execution and delivery of this Letter.

7.    Conduct of Business; Access to Information. The business and operations of the Company will be conducted in the usual and ordinary course of business in accordance with recent past practices between the date of this Letter and the earlier of the execution of definitive documents contemplated hereby or the termination of this Letter in accordance with Section 8 hereof. Following the execution of this Letter, the Company and its Representatives will provide Brookfield and its Representatives with reasonable access, based on mutual agreement, and during normal business hours, to the properties, personnel (including appropriate management and outside accountants and attorneys), and financial, legal, accounting, tax, and other data and information relating to the business, operations, and properties of the Company.

8.    Termination.

(a)    This Letter may be terminated (i) at any time, by the mutual agreement of the Parties, (ii) by issuance of two (2) days written notice by either Party to the other Party at any time after the 30th day after the date hereof or (iii) by Brookfield if the Company shall have breached in any material respect any covenant, obligation or agreement set forth in Section 4 hereto.

(b)    This Letter shall terminate and be of no further force or effect 90 days from the date hereof.

(c)    Termination shall not affect liability for breach prior thereto.

(d)    The Company shall pay to Brookfield a fee of $7,500,000 (the “Termination Fee”) if Brookfield terminates this Letter pursuant to Section 8(a)(iii) and within 12 months of such termination the Company enters into an agreement with a person or group of persons (other than Brookfield) with respect to a Competing Proposal that is subsequently consummated.  For the avoidance of doubt, if this Letter is terminated (A) by either the Company or Brookfield pursuant to Section 8(a)(ii) or (B) pursuant to Section 8(b), at any time at which Brookfield would have been permitted to terminate this Letter pursuant to Section 8(a)(iii), this Letter will be deemed terminated pursuant to Section 8(a)(iii) for purposes of this Section.  The Termination Fee payable pursuant to this Section 8 shall be paid by wire transfer of same-day funds on the date of consummation of the Competing Proposal. For the avoidance of doubt, the Termination Fee shall be subject to an aggregate cap of $7,500,000 under this Letter and the Share Purchase Letter.

(e)    The Company shall reimburse Brookfield for its reasonable, out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) up to $500,000 (the “Expense Reimbursement”) incurred in connection with the transactions contemplated herein if Brookfield terminates this Letter pursuant to Section 8(a)(iii). The Expense Reimbursement payable pursuant to this Section 8(e) shall be paid by wire transfer of same-day funds within three (3) business days of the date of termination. For the avoidance of doubt, the cap on Expense Reimbursement shall be an aggregate cap applicable to any such reimbursement under this Letter, the Share Purchase Letter and Exhibit A of the Share Purchase Letter.

9.    Entire Agreement; Counterparts. The Confidentiality Agreement, this Letter and the Share Purchase Letter contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancel and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to such subject matter. This Letter may be signed in any number of counterparts, each of which shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Letter shall become effective at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Letter to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the Parties. A PDF or facsimile of an original shall be as effective as delivery of such original.

10.    Amendments; Waivers. No addition to, and no cancellation, extension, modification or amendment of, this Letter shall be binding upon a Party unless such addition, cancellation, extension, modification or amendment is set forth in a written instrument which expressly states that it adds to, amends, cancels, extend or modifies this Letter and which is executed and delivered on behalf of each Party by an officer of such Party. No waiver of, or agreement under, any provision hereof shall be binding upon a Party unless it is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of such Party. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

11.    Assignment; Successors; Third Party Beneficiaries. Neither Party will assign any of its rights or delegate any of its duties under this Letter (by merger, consolidation, operation of law or otherwise) without the prior written consent of the other Party. This Letter shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of rights or delegation of duties under this Letter by a Party without the prior written consent of the other Party shall be void. No assignment of rights or delegation of duties hereunder, or other transfer of rights or duties hereunder by merger, consolidation, operation of law or otherwise, shall relieve the assignor, delegator or transferor of its obligations hereunder. This Letter will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, including, without limitation, stockholders, creditors, employees, officers, directors, members, partners, investors, controlling stockholders, agents or representatives of the Parties. Without limiting the foregoing sentence, Brookfield does not owe any fiduciary duty to GrafTech or its stockholders by reason of this Letter.

12.    Notices. All notices required or permitted to be given pursuant to this Letter shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), internationally recognized courier service, facsimile or email, and shall be addressed to the intended recipient at its address set forth herein or otherwise specifically provided for such purpose. A Party may designate a new address to which such notices shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described herein shall be deemed to have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the mailing label (if transmitted by courier service), the affidavit of the messenger (if transmitted by personal delivery) or the answerback, call back or email receipt (if transmitted by facsimile or email); or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

13.    Governing Law. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE LAWS, RULES OR PRINCIPLES OF SUCH STATE REGARDING CONFLICTS OF LAWS). Each Party, on behalf of itself and its Representatives, agrees that any proceeding arising out of or relating to this Letter or the breach or threatened breach hereof shall be commenced and prosecuted in a court in the State of Delaware, consents and submits to the non-exclusive personal jurisdiction of any court in such State in respect of any such proceeding, consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted hereunder or by any other means permitted by applicable laws and rules, waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in such State and any claim that it may now or hereafter have that any such proceeding in any court in such State has been brought in an inconvenient forum and WAIVES TRIAL BY JURY IN ANY SUCH PROCEEDING.

14.    Severability. If any provision hereof shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, by a court of competent jurisdiction under any circumstances for any reason, (i) such holding shall not affect or impair the validity, enforceability or legality of the other provisions of this Letter and (ii) the Parties shall negotiate in good faith so that such provision shall be reformed (and other provisions shall be added) to the minimum extent necessary to cause such provision to become valid, enforceable and legal and to preserve the benefits intended to be afforded thereby.

15.    Non-Binding Nature of Letter of Intent. No party will be bound to consummate any transaction contemplated by this Letter unless and until all parties have executed (in their sole discretion) mutually acceptable definitive agreements. This Letter is only a statement of the parties’ mutual present intention with respect to the transactions contemplated hereby, and it does not purport to address all material matters upon which agreement must be reached in order for the transaction contemplated hereby to be consummated, nor is it intended by the parties to be a binding commitment or agreement or to impose any legal obligations on the parties (except for the provisions of Sections 1, 2, 4, 5, 6, 7 and 8 of this Letter and this Section 15, each of which, upon acceptance of this Letter, will constitute a binding and enforceable agreement among the parties hereto and their successors).

[SIGNATURE PAGES FOLLOW]

EXHIBIT 99.2

IN WITNESS WHEREOF, this Letter has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first herein above written.

GRAFTECH INTERNATIONAL LTD.

By:            /s/ Joel L. Hawthorne
    Name:    Joel L. Hawthorne
    Title:    Chief Executive Officer and President

BROOKFIELD CAPITAL PARTNERS LTD.

By:            /s/ David Nowak
    Name:    David Nowak
    Title:    Managing Partner

By:            /s/ Peter Gordon
    Name:    Peter Gordon
    Title:    Managing Partner

[SIGNATURE PAGE TO TENDER OFFER LOI]

EXHIBIT 99.2

Exhibit A
Tender Offer – Preliminary Terms and Conditions

Tender Offer:	$5.05 per share for 100% of the Company’s outstanding Common Stock.

Commencement of Tender Offer:	Within 5 days of execution of the Transaction Agreement.

Go-Shop Period:
35 days, commencing immediately upon the public announcement of the execution of the Transaction Agreement (the “Go-Shop Period”). Following the Go-Shop Period, the Company shall be subject to standard exclusivity arrangements, including a customary non-solicitation provision; provided, that one or more parties designated by the Company (before, or within one business day after, the expiration of the Go-Shop Period) as having made an alternative proposal that constitutes, or is reasonably likely to lead to, a superior proposal during the Go-Shop Period (each, an “Excluded Party”) and the Company may continue to have discussions and negotiations and conduct due diligence for an additional fifteen (15) days after the Go-Shop Period (the “Go-Shop Extension”).

Expiration of Tender Offer:
The Tender Offer will expire at the end of the day on the 10th business day after the later of the expiration of the Go-Shop Period or, if applicable, the Go-Shop Extension (the “Initial Tender Period”), but not beyond the date set forth under the heading “Drop-Dead Date” below. In addition, (i) if the Minimum Condition is satisfied at the end of the Initial Tender Period, the Tender Offer shall be extended for successive 10 business day periods (subject to the continued satisfaction of the Minimum Condition) until all conditions are satisfied or waived (subject to the Drop-Dead Date provision and any termination rights) and (ii) if the Minimum Condition is not satisfied or waived at the end of the Initial Tender Period, the Investor may extend the Tender Offer in its sole discretion for successive 10 business day periods until all conditions are satisfied or waived.[1]

Drop-Dead Date:	150 days after execution of the Transaction Agreement.

1 NTD: Annual Meeting will be pushed to a date after expiration of Tender Offer. The time period for any stockholder approval of the Series B Convertible Preferred Stock will correspondingly be pushed back

Conditions to the Tender Offer:
Customary closing conditions, including:

•    Minimum number of shares tendered must result in the Investor’s aggregate ownership equaling no less than 30% of the Company’s common stock outstanding on a fully diluted basis (which, for the avoidance of doubt, shall take into account any shares convertible into common acquired or to be acquired by the Investor via the Share Purchase (including, for the further avoidance of doubt, the shares that would be underlying the Series B Convertible Preferred Stock as if approved by shareholders)) (the “Minimum Condition”).
•    The waiting period under the HSR Act necessary for the acquisition of the Common Stock shall have expired or been earlier terminated and other agreed regulatory approvals have been received.
•    The Company has not taken any actions or made any change in connection with its Common Stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Investor.
•    No other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company, has been made or proposed by the Company or by a third party that the Company has accepted, recommended, or failed to reject.
•    No MAC (as defined below).
•    Other customary conditions (and, for the avoidance of doubt, obtaining consents or waivers to avoid a default of or acceleration under the Company’s revolving credit facility, senior notes or senior subordinated notes as a result of the transactions contemplated hereby shall not constitute such a condition).

The Investor shall, prior to execution of the Transaction Agreement, provide evidence that it has the capital available to fund the transactions contemplated by the Transaction Agreement.

Merger:
The Investor shall consummate a merger if shares tendered in the Tender Offer and shares acquired in the Share Purchase are equal to or greater than 80% of the outstanding Common Stock (which, for the avoidance of doubt, shall take into account any shares convertible into common acquired or to be acquired by the Investor via the Share Purchase (including, for the further avoidance of doubt, the shares that would be underlying the Series B Convertible Preferred Stock as if approved by shareholders)). The consideration paid in the merger shall be the same as the price paid in the Tender Offer.

Covenants:
The Company shall provide all cooperation reasonably necessary to assist the Investor in commencing the Tender Offer, including providing all information necessary to be included in the documentation for the Tender Offer, and the Company’s Board of Directors (the “Board”) shall agree to recommend the Tender Offer to the Company’s stockholders by filing a Solicitation/Recommendation Statement on Schedule 14D-9 (the “14D-9”) with the SEC (the “Recommendation”) on the date that the Tender Offer is commenced, subject to customary exclusions and limitations.

The Investor shall provide all cooperation reasonably necessary to assist the Company with the filing of the 14D-9 and any related filings thereto.

The Investor and the Company to use reasonable best efforts to obtain required regulatory approvals to complete the Tender Offer; provided that neither the Company nor the Investor shall be required to effect any divestitures or take any similar actions in order to obtain any regulatory approval necessary to complete the Tender Offer.

Customary interim operating covenants between the date of the Transaction Agreement and the expiration of the Tender Offer, including, among other things:
•    Restrictions on incremental indebtedness, subject to customary exclusions and limitations as set forth in the Transaction Agreement;
•    Restrictions on significant transactions, including sales and purchases of assets and merger and consolidation with any other entity (excluding currently planned asset sales);
•    Restrictions on amendments to the Company’s organizational documents (other than in connection with the Share Purchase and related transactions);
•    Restrictions on split, combination or reclassification of any capital stock or declaration or payment of any dividend or other distribution; and
•    Restrictions on issuance and redemption of securities and instruments convertible, exchangeable or exercisable for securities (other than in connection with employee and director awards in the ordinary course or under existing employment plans and agreements).

Termination / Breakup Fee:
If the Transaction Agreement is terminated by (i) the Investor if the Board changes its Recommendation after compliance with the requirements set forth in the Transaction Agreement or (ii) by the Company if the Company enters into a definitive agreement with respect to an alternative proposal received after the date of the Transaction Agreement that the Board determines in good faith, in consultation with its advisers, is a superior proposal, after compliance with the requirements set forth in the Transaction Agreement, then the Company shall pay to the Investor an amount in cash equal to:
•    $7.5 million, if such termination occurs during the Go-Shop Period or in connection with a transaction with an Excluded Party prior to the end of the Go-Shop Extension; or
•    $20 million, if such termination does not occur during the Go-Shop Period or in connection with an Excluded Party prior to the end of the Go-Shop Extension.

Customary termination rights and deal protections, including (i) a fiduciary-out, (ii) MAC out (as defined below) and (iii) specific performance (in lieu of a reverse break-up fee). For this purposes, a “MAC” means a change has occurred, is occurring or is reasonably likely to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to on the Company, subject to customary exclusions and limitations. For the avoidance of doubt, events affecting capital or credit markets generally, regulatory or governmental changes affecting businesses or industries generally, changes in the financial condition, performance, or prospects for the Company that have been specifically disclosed in the Transaction Agreement, changes in business conditions or prospects affecting the Company’s industries generally, asset sales in the ordinary course and default of or acceleration under the Company’s revolving credit facility, senior notes or senior subordinated notes as a direct result of the transactions contemplated hereby shall not constitute such a change.

Except for legal fees and costs incurred in connection with enforcement of the Transaction Documents, neither party shall be responsible for costs or expenses of the other party.

Change in Recommendation:
The Board shall agree to not change its Recommendation unless, after compliance with customary provisions in the Transaction Agreement, the Board has determined in good faith, in consultation with its advisors, that an alternative proposal received after the date of the Transaction Agreement is a superior proposal and failure to change the Recommendation would be inconsistent with the Board’s fiduciary duties.

Standstill:
After consummation of the Tender Offer, for so long as (i) a director designated by the Investor is on the Board or (ii) the Investor holds more than 35% of the Company’s issued and outstanding Common Stock on a fully diluted basis (including shares of Common Stock issuable upon conversion of Convertible Preferred Stock (including, for the avoidance of doubt, the shares that would be underlying the Series B Convertible Preferred Stock if approved by shareholders)), and in each case for a six month period thereafter (the “Standstill Period”), the Investor and its affiliates shall not, without the consent of a majority of the non-Investor designated members (as defined below) of the Board, directly or indirectly, alone or in concert with others:
•    acquire, offer or publicly announce its intention to acquire, by purchase or otherwise, additional Common Stock or direct or indirect rights, warrants or options to acquire, or securities exchangeable for or convertible into, Common Stock that would increase the investor's ownership percentage to more than 45% of the outstanding Common Stock (including shares underlying Convertible Preferred Stock), calculated in accordance with the beneficial ownership rules set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that the Investor shall be permitted to make private offers to the Board to acquire additional Common Stock or Convertible Preferred Stock;
•    make, or in any way participate in, any solicitation of proxies to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any voting securities of the Company, other than in support of the Company’s nominees (the “Proxy Contest Standstill”);
•    make, announce, disclose publicly, propose publicly or induce or attempt to induce any other person to initiate any stockholder proposal;
•    form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;
•    acquire, offer to acquire or agree to acquire, alone or in concert with others, any of the assets of the Company or any of its affiliates; or
•    seek to propose to the stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company; or
•    make any public request or proposal to amend, waive or terminate any provision of this standstill provision.
Notwithstanding the foregoing provisions, the Investor shall not be prohibited from making any non-public proposal to the Board. In addition, no additional shares may be purchased under the first bullet above within 90 days after the final expiration of the Tender Offer.
Notwithstanding the foregoing provisions, if at any time during the Standstill Period (i) the Company enters into any agreement with any third party that would result in a change in control of the Company, (ii) an unaffiliated third party commences a bona fide tender or exchange offer which, if consummated, would constitute a change in control of the Company and the Board either accepts such offer or fails to recommend that its stockholders reject such offer within ten (10) business days from the date of commencement of such offer or (iii) the Company announces a process seeking to solicit a third party to enter into a transaction which is likely to result in a change of control, then the standstill restrictions set forth in the preceding paragraph shall terminate.
Notwithstanding the foregoing provisions, if at any time during the Standstill Period an unaffiliated third party commences a bona fide proxy solicitation which, if successful, would constitute a change in control of the Company (a “Proxy Contest”), then the Proxy Contest Standstill restrictions set forth in the preceding paragraph shall cease to apply, but only in respect of support of the Company’s nominees and opposition to such third party’s nominees for that Proxy Contest.

Public Stockholder Protections:
•    Voting Restrictions and Proportional Representation
o    If the Investor owns less than 35% of the outstanding Common Stock (which, for the avoidance of doubt, shall take into account any Common Stock underlying convertible securities, including Common Stock underlying the Convertible Preferred Stock (including, for the further avoidance of doubt, the Common Stock that would be underlying the Series B Convertible Preferred Stock as if approved by shareholders)), the Investor may vote all its shares in its sole discretion.
o    If the Investor owns at least 35% of the outstanding Common Stock (determined as provided in the preceding bulleted clause), the Nominating and Governance Committee shall recommend and the Board shall nominate individuals designated by the Investor (“Investor designated members”) to fill a number of seats on the Board (including the Preferred Stock Directors, if applicable) proportional, but no more than proportional, to the Investor’s ownership interest (determined in the same manner) and the Investor shall vote all its shares in favor of the Company’s entire slate of director nominees. The non-Investor designated members of the board shall be entitled to recommend and nominate all other nominees for election to the Board, whether by the Board or by shareholders and, in all events, at least three members of the Board shall consist of members so independently recommended and nominated.
o    In the event that the Investor acquires additional shares of Common Stock after consummation of the Tender Offer under the exception to the standstill allowing the Investor to acquire up to 45% of the Common Stock or equivalents, such additional shares shall be voted by the Investor either (A) in proportion to the votes of all stockholders entitled to vote other than the Investor and its affiliates or (B) in accordance with the recommendation of the non-Investor designated members of the Board.
o    For the avoidance of doubt, the Investor shall always be entitled to vote any shares of Convertible Preferred Stock in its sole discretion.
•    Other than arm’s length transactions approved by the Audit and Finance Committee in accordance with procedures currently in effect, transactions between the Company and an affiliate of the Investor will require approval of either (i) a majority of the disinterested directors or (ii) holders of a majority of outstanding Common Stock (not including the Investor).
•    Customary confidentiality provisions.